Exhibit 99.1

Financial Institutions, Inc.

NEWS RELEASE
For Immediate Release

FINANCIAL INSTITUTIONS, INC. ANNOUNCES FIRST QUARTER RESULTS

WARSAW, N.Y., April 30, 2020 – Financial Institutions, Inc. (Nasdaq:FISI) (the “Company” “we” or “us”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), today reported financial and operational results for the first quarter ended March 31, 2020.

Net income for the quarter was $1.1 million compared to $11.5 million for the first quarter of 2019. After preferred dividends, net income available to common shareholders was $762 thousand for the quarter, or $0.05 per diluted share, compared to $11.2 million, or $0.70 per diluted share, for the first quarter of 2019.

First quarter results were negatively impacted by a significantly higher provision for credit losses of $13.9 million, as compared to $1.2 million in the first quarter of 2019. The after-tax impact of the higher provision as compared to first quarter of 2019 was $0.59 per diluted share. The higher provision was driven by the adoption of the current expected credit loss (“CECL”) standard and the impact of COVID-19 on the economic environment.

Pre-tax pre-provision income(1) was $15.4 million for the quarter compared to $15.7 million for the first quarter of 2019.

President and Chief Executive Officer Martin K. Birmingham stated, “The COVID-19 crisis has impacted the global economy and our thoughts remain with the individuals and communities who have been impacted. We have been working diligently since early March to enact measures to operate safely and effectively while offering all of the comprehensive banking, investment and insurance services our customers have come to depend on. It is now more critical than ever that individuals and businesses continue to have access to their financial institution and the ability to work with their trusted financial advisors.

“We believe we are well-positioned to provide customers the support they need during these challenging times based on our diversified business model, strong levels of capital and liquidity, historically strong asset quality metrics and a disciplined risk management and underwriting process.

“Five Star Bank and our wealth management and insurance subsidiaries continue to remain accessible to customers during this temporary shift to a new normal. Nearly all our bank branches remain open with heightened safety measures and most transactions are taking place through drive-through operations. Customers can access the Bank through our web and mobile apps or call center and they can access cash through any of our ATMs, as well as multiple alternative locations.

“On March 23rd, recognizing the impact of economic stress caused by the crisis, we rolled out a series of solutions to support our customers and allow them to focus on their health and safety. These actions included the waiving or elimination of several types of fees, offering the opportunity for loan payment relief or deferrals and offering unsecured personal loans at a low interest rate.

“Small businesses are critically important to our local economies and we are focused on providing small business customers timely solutions, including those specific to Small Business Administration (“SBA”) relief programs and other relief programs. Leveraging our strong historic commitment to small businesses and status as a Preferred SBA lender, we have been helping customers take advantage of the Payroll Protection Program to source needed funds to cover operating expenses. To date, we have helped more than 600 customers obtain more than $200 million in loans through this program. The Payroll Protection Program recently received another round of funding and we continue to support our communities by helping existing and new customers obtain these loans.

“I want to thank all of our associates for facing the many new challenges associated with COVID-19 with grace and fortitude. They have efficiently transitioned from business as usual operations to our new standard of working together from multiple locations — helping teammates meet deadlines, keeping important projects moving forward, generating new business and taking great care of our customers. They continue to work every day, no matter the obstacle, to serve our customers and improve our communities.”

2020 Initiatives

The Company continued to advance the major transformational and technology initiatives announced last quarter. The Five Star Bank Digital Banking platform will completely replace the existing digital platform for consumer and commercial customers and we expect it to significantly improve the user experience across all devices. It is now more important than ever that we enhance our customers’ capabilities to interact with us digitally. A multiple-phase launch of Five Star Digital Banking is planned for the second quarter of 2020.

An enterprise standardization program, focused on improving operational efficiency and enhancing future profitability, continues to move forward as well. The Company is evaluating activities and functions across the organization, focusing on ways to improve operational efficiency and automate low-value, repetitive activities using robotic process automation while also enhancing the employee and customer experience.

Net Interest Income and Net Interest Margin

Net interest income was $33.1 million for the quarter, relatively unchanged as compared to the fourth quarter of 2019 and $1.3 million higher than the first quarter of 2019.

•

Average interest-earning assets for the quarter were $4.05 billion, $60.4 million higher than the fourth quarter of 2019 and $57.7 million higher than the first quarter of 2019, primarily as a result of organic loan growth.

•

Net interest margin was 3.31%, two basis points lower than the fourth quarter of 2019 and seven basis points higher than the first quarter of 2019. The decline from the linked quarter was the result of lower interest rates in the first quarter of 2020 and the year-over-year improvement was primarily the result of a change in the interest-earning asset mix as loans became a larger percentage of the portfolio.

Noninterest Income

Noninterest income was $10.0 million for the quarter compared to $9.7 million in the fourth quarter of 2019 and $9.1 million in the first quarter of 2019.

•

Service charges on deposits of $1.6 million was $293 thousand lower than the fourth quarter of 2019 and $93 thousand lower than the first quarter of 2019. Historically, first quarter service charges are lower than the preceding quarter due to lower levels of consumer activity. The remaining decrease is the result of the Company’s COVID-19 relief initiatives of waiving or eliminating fees, implemented on March 23, 2020.

•

Insurance income of $1.3 million was $468 thousand higher than the fourth quarter of 2019, primarily due to contingent revenue received in the first quarter each year. Insurance income was $29 thousand lower than the first quarter of 2019.

•

Investment advisory fees of $2.2 million was $129 thousand lower than the fourth quarter of 2019 due to domestic and international market volatility related to COVID-19 and the corresponding impact on assets under management. Fees were $30 thousand higher than the first quarter of 2019.

•

Income from investments in limited partnerships of $213 thousand was $353 thousand higher than the $140 thousand loss recognized in the fourth quarter of 2019 and $19 thousand lower than income of $232 thousand in the first quarter of 2019. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.

•

Income from derivative instruments, net was $746 thousand compared to $1.3 million in the fourth quarter of 2019 and $168 thousand in the first quarter of 2019. The decrease from the fourth quarter of 2019 was primarily the result of a credit valuation adjustment associated with our interest rate swap portfolio, driven by the decline in interest rates. The increase from the first quarter of 2019 was primarily the result of an increase in the number and value of interest rate swap transactions executed.

•

A net gain on investment securities of $221 thousand was recognized in the quarter compared to a net loss of $44 thousand in the fourth quarter of 2019 and a net loss of $53 thousand in the first quarter of 2019.

•

A net loss on tax credit investments of $40 thousand was recognized in the quarter compared to a net loss of $528 thousand in the fourth quarter of 2019. This includes the amortization of tax credit investments, partially offset by New York investment tax credits that are refundable and recorded in noninterest income. Two tax credit investments were placed into service in the first quarter of 2020 and five were placed into service in the fourth quarter of 2019.

Noninterest Expense

Noninterest expense was $27.7 million in the quarter compared to $26.8 million in the fourth quarter of 2019 and $25.2 million in the first quarter of 2019.

•

Salaries and employee benefits expense of $15.0 million was $345 thousand higher than the fourth quarter of 2019 and $1.0 million higher than the first quarter of 2019. The increases are primarily the result of investments in personnel and the timing of merit increases, effective in early March each year.

•

Professional services expense of $2.2 million was $346 thousand higher than the fourth quarter of 2019 and $994 thousand higher than the first quarter of 2019. The increases were primarily due to the timing of audit fees and fees for consulting and advisory projects. Expenses related to the Company’s improvement initiatives totaled $599 thousand in the first quarter of 2020, $510 thousand in the fourth quarter of 2019 and $83 thousand in the first quarter of 2019.

•

FDIC assessments were $372 thousand in the quarter compared to $0 in the fourth quarter of 2019 and $512 thousand in the first quarter of 2019. In 2018, the FDIC minimum reserve ratio was exceeded, resulting in credits. The Bank received credits against its regular assessment of $482 thousand in the fourth quarter of 2019. A remaining credit of $70 thousand was used in the first quarter of 2020. The remaining decrease compared to the first quarter of 2019 was the result of a lower FDIC rate in the first quarter of 2020.

•

Advertising and promotions expense of $555 thousand was $671 thousand lower than the fourth quarter of 2019 and $35 thousand higher than the first quarter of 2019. Advertising and promotions expense is historically lightest in the first quarter. In addition, advertising activity was reduced in March 2020 when the COVID-19 pandemic impacted operations in Western New York.

Income Taxes

Income tax expense was $322 thousand for the quarter compared to $312 thousand for the fourth quarter of 2019 and $3.0 million for the first quarter of 2019. The Company recognized federal and state tax benefits related to tax credit investments placed in service, resulting in an income tax expense reduction of $197 thousand in the first quarter of 2020 and $2.7 million in the fourth quarter of 2019.

The effective tax rate was 22.2% for the quarter compared to 2.3% for the fourth quarter of 2019 and 20.8% for the first quarter of 2019. In addition to the impact of tax credit investments described above, the Company’s effective tax rates differ from statutory rates because of interest income from tax-exempt securities and earnings on company owned life insurance.

Balance Sheet and Capital Management

Total assets were $4.47 billion at March 31, 2020, up $87.6 million from December 31, 2019, and up $169.2 million from March 31, 2019.

Investment securities were $791.1 million at March 31, 2020, up $14.2 million from December 31, 2019, and down $75.4 million from March 31, 2019. The decrease from March 31, 2019 was primarily the result of the redeployment of assets from investment securities into loans to improve the interest-earning asset mix.

Total loans were $3.24 billion at March 31, 2020, up $16.2 million from December 31, 2019, and up $128.0 million or 4.1% from March 31, 2019.

•	Commercial business loans totaled $588.9 million, up $16.8 million from December 31, 2019, and up $35.1 million, or 6.3%, from March 31, 2019.
•	Commercial mortgage loans totaled $1.11 billion, relatively unchanged from December 31, 2019, and up $114.1 million, or 11.5%, from March 31, 2019.
•	Residential real estate loans totaled $579.8 million, up $7.5 million from December 31, 2019, and up $45.1 million, or 8.4%, from March 31, 2019.
•	Consumer indirect loans totaled $843.7 million, down $6.4 million from December 31, 2019, and down $59.1 million, or 6.5% from March 31, 2019.

Total deposits were $3.79 billion at March 31, 2020, $231.5 million higher than December 31, 2019, and $278.3 million higher than March 31, 2019. The increase from December 31, 2019, was primarily due to public deposit seasonality and growth in the reciprocal deposit portfolio. Deposit growth from March 31, 2019, was primarily driven by increases in the non-public (excluding certificates of deposits), public and brokered deposit portfolios. Public deposit balances represented 27% of total deposits at March 31, 2020, compared to 24% of total deposits at December 31, 2019, and 28% at March 31, 2019.

Short-term borrowings were $109.5 million at March 31, 2020, a decrease of $166.0 million from December 31, 2019, and a decrease of $177.8 million from March 31, 2019. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits, which reached a seasonal high point during the first quarter. In February 2020, the Company entered a long-term brokered sweep arrangement as a stable alternative borrowing source to diversify the wholesale borrowing base.

Shareholders’ equity was $439.4 million at March 31, 2020, compared to $438.9 million at December 31, 2019, and $408.3 million at March 31, 2019. Common book value per share was $26.35 at March 31, 2020, unchanged from December 31, 2019, and an increase of $1.83 or 7.5% from $24.52 at March 31, 2019. Tangible common book value per share(1) was $21.69 at March 31, 2020, an increase of $0.03 from $21.66 at December 31, 2019, and an increase of $1.92 or 9.7% from $19.77 at March 31, 2019.

During the first quarter of 2020, the Company declared a common stock dividend of $0.26 per common share, an increase of 4.0% over the previous dividend.

The Company’s regulatory capital ratios at March 31, 2020, compared to the prior quarter and prior year:

•	Leverage Ratio was 8.78%, compared to 9.00% and 8.36% at December 31, 2019, and March 31, 2019, respectively.
•	Common Equity Tier 1 Capital Ratio was 10.05%, compared to 10.31% and 9.87% at December 31, 2019, and March 31, 2019, respectively.

•	Tier 1 Capital Ratio was 10.53%, compared to 10.80% and 10.37% at December 31, 2019, and March 31, 2019, respectively.
•	Total Risk-Based Capital Ratio was 12.54%, compared to 12.77% and 12.50% at December 31, 2019, and March 31, 2019, respectively.

Credit Quality

Non-performing loans were $12.4 million at March 31, 2020, compared to $8.6 million at December 31, 2019, and $5.8 million at March 31, 2019. The increase is primarily attributable to one commercial credit that was downgraded and partially charged-off during the first quarter of 2020. The borrower’s business was related to the hospitality industry and the downgrade and charge-off were precipitated by the impact of COVID-19.

Net charge-offs were $10.1 million in the quarter, $6.3 million higher than the fourth quarter of 2019 and $8.4 million higher than the first quarter of 2019. The increase is primarily attributable to the commercial credit noted above. The ratio of annualized net charge-offs to total average loans was 1.27% in the quarter, 0.48% in the fourth quarter of 2019 and 0.23% in the first quarter of 2019.

The Company adopted CECL effective January 1, 2020, which resulted in an increase to the allowance for credit losses - loans of $9.6 million and established a reserve for unfunded commitments of $2.1 million, for a total pre-tax cumulative effect adjustment of $11.7 million. At March 31, 2020, the allowance for credit losses - loans to total loans ratio was 1.34% as compared to 0.95% at December 31, 2019, and 1.07% at March 31, 2019. The provision for credit losses was $13.9 million in the quarter compared to $2.7 million in the fourth quarter of 2019 and $1.2 million in the first quarter of 2019. The increase in first quarter provision reflects higher charge-offs and deterioration in the economic environment as a result of the impact of COVID-19, which adversely impacted our unemployment forecast, the designated loss driver for our CECL model.

The Company has remained strategically focused on the importance of credit discipline, allocating what we believe are the necessary resources to credit and risk management functions as the loan portfolio has grown. The total non-performing loans to total loans ratio was 0.38% at March 31, 2020, compared to 0.27% at December 31, 2019, and 0.19% at March 31, 2019. The ratio of allowance for credit losses - loans to non-performing loans was 350% at March 31, 2020, compared to 353% at December 31, 2019, and 574% at March 31, 2019.

Conference Call

The Company will host an earnings conference call and audio webcast on May 1, 2020, at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and Justin K. Bigham, Chief Financial Officer. The live webcast will be available in listen-only mode on the Company’s website at www.fiiwarsaw.com. Within the United States, listeners may also access the call by dialing 1-888-346-9290 and requesting the Financial Institutions, Inc. call. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 700 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “preliminary,” or “range.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the impact of the COVID-19 pandemic on the Company’s customers, business, and results of operations as well as the economy in Western New York and the United States, the Company’s ability to implement its strategic plan, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate SDN, Courier Capital, HNP Capital and other acquisitions, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, and general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

*****

For additional information contact:

Shelly J. Doran

Director of Investor and External Relations

585-627-1362

sjdoran@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2020	2019
	March 31,	December 31,	September 30,	June 30,	March 31,
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$152,168	$112,947	$136,815	$108,988	$79,786
Investment securities:
Available for sale	444,845	417,917	395,441	406,509	427,545
Held-to-maturity, net	346,239	359,000	386,305	398,610	438,984
Total investment securities	791,084	776,917	781,746	805,119	866,529
Loans held for sale	3,822	4,224	6,398	2,045	2,069
Loans:
Commercial business	588,868	572,040	574,455	594,923	553,745
Commercial mortgage	1,107,376	1,106,283	1,035,450	1,010,071	993,259
Residential real estate loans	579,800	572,350	558,656	546,031	534,691
Residential real estate lines	102,113	104,118	107,615	108,006	108,623
Consumer indirect	843,668	850,052	863,614	876,116	902,762
Other consumer	15,402	16,144	16,630	16,537	16,099
Total loans	3,237,227	3,220,987	3,156,420	3,151,684	3,109,179
Allowance for credit losses - loans	43,356	30,482	31,668	34,434	33,327
Total loans, net	3,193,871	3,190,505	3,124,752	3,117,250	3,075,852
Total interest-earning assets	4,116,688	4,058,107	3,979,493	4,007,797	4,009,496
Goodwill and other intangible assets, net	74,629	74,923	75,225	75,534	75,850
Total assets	4,471,768	4,384,178	4,332,737	4,313,945	4,302,541
Deposits:
Noninterest-bearing demand	732,917	707,752	755,296	719,150	732,631
Interest-bearing demand	724,670	627,842	707,153	677,846	707,430
Savings and money market	1,270,253	1,039,892	1,011,873	966,509	1,016,666
Time deposits	1,059,345	1,180,189	1,111,892	1,108,484	1,052,110
Total deposits	3,787,185	3,555,675	3,586,214	3,471,989	3,508,837
Short-term borrowings	109,500	275,500	211,400	308,500	287,300
Long-term borrowings, net	39,291	39,273	39,255	39,237	39,220
Total interest-bearing liabilities	3,203,059	3,162,696	3,081,573	3,100,576	3,102,726
Shareholders’ equity	439,393	438,947	432,617	422,354	408,253
Common shareholders’ equity	422,065	421,619	415,289	405,026	390,925
Tangible common equity (1)	347,436	346,696	340,064	329,492	315,075
Accumulated other comprehensive loss	$(2,082)	$(14,513)	$(11,734)	$(13,160)	$(18,554)

Common shares outstanding	16,020	16,003	15,997	15,995	15,941
Treasury shares	80	97	103	105	115
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.78%	9.00%	8.86%	8.55%	8.36%
Common equity Tier 1 capital ratio	10.05%	10.31%	10.06%	9.95%	9.87%
Tier 1 capital ratio	10.53%	10.80%	10.55%	10.45%	10.37%
Total risk-based capital ratio	12.54%	12.77%	12.57%	12.57%	12.50%
Common equity to assets	9.44%	9.62%	9.58%	9.39%	9.09%
Tangible common equity to tangible assets (1)	7.90%	8.05%	7.99%	7.77%	7.45%

Common book value per share	$26.35	$26.35	$25.96	$25.32	$24.52
Tangible common book value per share (1)	$21.69	$21.66	$21.26	$20.60	$19.77

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2020	2019
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT
DATA:
Interest income	$41,653	$42,179	$42,459	$42,648	$41,514
Interest expense	8,529	9,006	9,976	10,184	9,722
Net interest income	33,124	33,173	32,483	32,464	31,792
Provision for credit losses	13,915	2,653	1,844	2,354	1,193
Net interest income after provision for credit losses	19,209	30,520	30,639	30,110	30,599
Noninterest income:
Service charges on deposits	1,587	1,880	1,925	1,756	1,680
Insurance income	1,349	881	1,439	872	1,378
ATM and debit card	1,602	1,796	1,801	1,739	1,443
Investment advisory	2,246	2,375	2,269	2,327	2,216
Company owned life insurance	465	465	459	424	410
Investments in limited partnerships	213	(140)	116	144	232
Loan servicing	7	116	102	104	110
Income (loss) from derivative
instruments, net	746	1,261	890	(45)	168
Net gain on sale of loans held for sale	304	324	439	407	182
Net gain (loss) on investment securities	221	(44)	1,608	166	(53)
Net gain (loss) on other assets	64	(27)	(2)	9	49
Net loss on tax credit investments	(40)	(528)	-	-	-
Other	1,198	1,308	1,315	1,330	1,305
Total noninterest income	9,962	9,667	12,361	9,233	9,120
Noninterest expense:
Salaries and employee benefits	15,014	14,669	14,411	13,249	14,001
Occupancy and equipment (1)	3,756	3,446	3,381	3,252	3,473
Professional services	2,152	1,806	1,528	932	1,158
Computer and data processing (1)	2,673	2,576	2,647	2,424	2,336
Supplies and postage	553	482	522	498	534
FDIC assessments	372	-	7	486	512
Advertising and promotions	555	1,226	745	1,086	520
Amortization of intangibles	294	302	309	316	323
Other	2,353	2,261	2,336	2,760	2,314
Total noninterest expense	27,722	26,768	25,886	25,003	25,171
Income before income taxes	1,449	13,419	17,114	14,340	14,548
Income tax expense	322	312	4,281	2,939	3,027
Net income	1,127	13,107	12,833	11,401	11,521
Preferred stock dividends	365	365	365	366	365
Net income available to common
shareholders	$762	$12,742	$12,468	$11,035	$11,156
FINANCIAL RATIOS:
Earnings per share – basic	$0.05	$0.80	$0.78	$0.69	$0.70
Earnings per share – diluted	$0.05	$0.79	$0.78	$0.69	$0.70
Cash dividends declared on common stock	$0.26	$0.25	$0.25	$0.25	$0.25
Common dividend payout ratio	520.00%	31.25%	32.05%	36.23%	35.71%
Dividend yield (annualized)	5.76%	3.09%	3.29%	3.44%	3.73%
Return on average assets	0.10%	1.21%	1.19%	1.06%	1.09%
Return on average equity	1.03%	11.88%	11.86%	11.01%	11.65%
Return on average common equity	0.72%	12.02%	12.00%	11.12%	11.79%
Return on average tangible common
equity (2)	0.88%	14.64%	14.69%	13.73%	14.71%
Efficiency ratio (3)	64.31%	62.05%	59.52%	59.79%	60.99%
Effective tax rate	22.2%	2.3%	25.0%	20.5%	20.8%

(1)

Beginning in the first quarter of 2020, software service contracts and software amortization are classified as computer and data processing expense. Previously, they were included in occupancy and equipment expense. Prior periods have been reclassified to conform to the current presentation.

(2)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.
(3)

The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	2020	2019
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest- earning deposits	$59,309	$32,494	$19,370	$18,145	$17,955
Investment securities (1)	779,894	774,520	785,595	845,624	886,878
Loans:
Commercial business	570,886	567,998	586,293	577,884	547,182
Commercial mortgage	1,100,660	1,073,527	1,021,931	1,010,544	977,818
Residential real estate loans	578,407	566,256	553,382	540,390	529,522
Residential real estate lines	102,680	106,011	107,290	107,826	109,529
Consumer indirect	846,800	856,823	868,927	891,967	911,252
Other consumer	15,466	16,100	16,141	15,721	16,226
Total loans	3,214,899	3,186,715	3,153,964	3,144,332	3,091,529
Total interest-earning assets	4,054,102	3,993,729	3,958,929	4,008,101	3,996,362
Goodwill and other intangible assets, net	74,797	75,093	75,401	75,711	76,033
Total assets	4,376,125	4,299,342	4,260,810	4,300,254	4,282,991
Interest-bearing liabilities:
Interest-bearing demand	667,533	660,738	632,540	660,747	668,448
Savings and money market	1,143,628	1,014,434	956,410	996,878	965,829
Time deposits	1,116,736	1,120,823	1,099,212	1,096,544	1,076,687
Short-term borrowings	169,827	241,557	328,952	323,461	346,546
Long-term borrowings, net	39,279	39,262	39,244	39,227	39,209
Total interest-bearing liabilities	3,137,003	3,076,814	3,056,358	3,116,857	3,096,719
Noninterest-bearing demand deposits	721,975	725,590	717,473	714,205	727,321
Total deposits	3,649,872	3,521,585	3,405,635	3,468,374	3,438,285
Total liabilities	3,934,909	3,861,542	3,831,409	3,884,843	3,882,033
Shareholders’ equity	441,216	437,800	429,401	415,411	400,958
Common equity	423,888	420,472	412,073	398,083	383,630
Tangible common equity (2)	$349,091	$345,379	$336,672	$322,372	$307,597
Common shares outstanding:
Basic	16,006	15,995	15,991	15,970	15,930
Diluted	16,069	16,072	16,056	16,015	15,978
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	2.48%	2.40%	2.40%	2.38%	2.37%
Loans	4.61%	4.70%	4.77%	4.82%	4.77%
Total interest-earning assets	4.15%	4.22%	4.29%	4.29%	4.23%
Interest-bearing demand	0.21%	0.21%	0.22%	0.21%	0.20%
Savings and money market	0.56%	0.48%	0.44%	0.44%	0.41%
Time deposits	1.83%	1.94%	2.12%	2.17%	2.06%
Short-term borrowings	2.11%	2.21%	2.51%	2.71%	2.70%
Long-term borrowings, net	6.29%	6.29%	6.30%	6.30%	6.30%
Total interest-bearing liabilities	1.09%	1.16%	1.30%	1.31%	1.27%
Net interest rate spread	3.06%	3.06%	2.99%	2.98%	2.96%
Net interest margin	3.31%	3.33%	3.29%	3.28%	3.24%

(1)	Includes investment securities at adjusted amortized cost.
(2)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	2020	2019
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Credit Losses - Loans
Beginning balance, prior to adoption of CECL	$30,482	$31,668	$34,434	$33,327	$33,914
Impact of adopting CECL	9,594	-	-	-	-
Beginning balance, after adoption of CECL	40,076	31,668	34,434	33,327	33,914
Net loan charge-offs (recoveries):
Commercial business	8,183	1,942	10	10	27
Commercial mortgage	-	-	2,994	3	(17)
Residential real estate loans	88	156	40	76	25
Residential real estate lines	(3)	3	7	(1)	(2)
Consumer indirect	1,756	1,523	1,317	1,022	1,558
Other consumer	119	215	242	137	189
Total net charge-offs	10,143	3,839	4,610	1,247	1,780
Provision for credit losses - loans	13,423	2,653	1,844	2,354	1,193
Ending balance	$43,356	$30,482	$31,668	$34,434	$33,327

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	5.77%	1.36%	0.01%	0.01%	0.02%
Commercial mortgage	0.00%	0.00%	1.16%	0.00%	-0.01%
Residential real estate loans	0.06%	0.11%	0.03%	0.06%	0.02%
Residential real estate lines	-0.01%	0.01%	0.03%	-0.01%	-0.01%
Consumer indirect	0.83%	0.71%	0.60%	0.46%	0.69%
Other consumer	3.09%	5.30%	5.93%	3.51%	4.73%
Total loans	1.27%	0.48%	0.58%	0.16%	0.23%

Supplemental information (1)
Non-performing loans:
Commercial business	$5,507	$1,177	$2,884	$638	$594
Commercial mortgage	2,984	3,146	2,867	6,836	909
Residential real estate loans	1,971	2,484	2,526	2,283	2,225
Residential real estate lines	143	102	182	282	252
Consumer indirect	1,777	1,725	1,326	1,399	1,822
Other consumer	2	6	3	25	2
Total non-performing loans	12,384	8,640	9,788	11,463	5,804
Foreclosed assets	749	468	91	37	41
Total non-performing assets	$13,133	$9,108	$9,879	$11,500	$5,845

Total non-performing loans to total loans	0.38%	0.27%	0.31%	0.36%	0.19%
Total non-performing assets to total assets	0.29%	0.21%	0.23%	0.27%	0.14%
Allowance for credit losses - loans to total loans	1.34%	0.95%	1.00%	1.09%	1.07%
Allowance for credit losses - loans to non-performing loans	350%	353%	324%	300%	574%

(1)	At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	2020	2019
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets	$4,471,768	$4,384,178	$4,332,737	$4,313,945	$4,302,541
Less: Goodwill and other intangible assets, net	74,629	74,923	75,225	75,534	75,850
Tangible assets	$4,397,139	$4,309,255	$4,257,512	$4,238,411	$4,226,691

Ending tangible common equity:
Common shareholders’ equity	$422,065	$421,619	$415,289	$405,026	$390,925
Less: Goodwill and other intangible assets, net	74,629	74,923	75,225	75,534	75,850
Tangible common equity	$347,436	$346,696	$340,064	$329,492	$315,075

Tangible common equity to tangible assets (1)	7.90%	8.05%	7.99%	7.77%	7.45%

Common shares outstanding	16,020	16,003	15,997	15,995	15,941
Tangible common book value per share (2)	$21.69	$21.66	$21.26	$20.60	$19.77

Average tangible assets:
Average assets	$4,376,125	$4,299,342	$4,260,810	$4,300,254	$4,282,991
Less: Average goodwill and other intangible assets, net	74,797	75,093	75,401	75,711	76,033
Average tangible assets	$4,301,328	$4,224,249	$4,185,409	$4,224,543	$4,206,958

Average tangible common equity:
Average common equity	$423,888	$420,472	$412,073	$398,083	$383,630
Less: Average goodwill and other intangible assets, net	74,797	75,093	75,401	75,711	76,033
Average tangible common equity	$349,091	$345,379	$336,672	$322,372	$307,597

Net income available to common shareholders	$762	$12,742	$12,468	$11,035	$11,156
Return on average tangible common equity (3)	0.88%	14.64%	14.69%	13.73%	14.71%

Pre-tax pre-provision income:
Net income	$1,127	$13,107	$12,833	$11,401	$11,521
Add: Income tax expense	322	312	4,281	2,939	3,027
Add: Provision for credit losses	13,915	2,653	1,844	2,354	1,193
Pre-tax pre-provision income	$15,364	$16,072	$18,958	$16,694	$15,741

(1)	Tangible common equity divided by tangible assets.
(2)	Tangible common equity divided by common shares outstanding.
(3)	Net income available to common shareholders (annualized) divided by average tangible common equity.